Exhibit 99.2

Duos Technologies Group, Inc.

Second Quarter 2023 Earnings Conference Call

August 14, 2024

Presenters

Chuck Ferry, CEO and Director

Andrew Murphy, CFO

Q&A Participants

Aditya Dagaonkar - Northland Capital

Edward Woo - Ascendiant Capital Markets

Operator

Good afternoon. Welcome to Duos Technologies Second Quarter 2023 Earnings Conference Call.

Joining us for today's call are Duos' CEO, Chuck Ferry, and CFO, Andrew Murphy. Following their remarks, we will open the line for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I'd like to turn the call over to Duos' CEO, Chuck Ferry. Sir, please proceed.

Chuck Ferry

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the second quarter, as well as other operational highlights.

A copy of the press release is available in the Investor Relations section of our website. I encourage all listeners to view that release, as well as our 10-Q filing with the SEC to better understand some of the details we'll be discussing during our call.

Now, let's get started. About two weeks from now, September 1, I will have served as CEO for Duos Tech for three years. For those that know me, I have successfully led turnarounds with several businesses and military organizations over the past 35 years and, instinctively, have learned to recognize when an organization is turning the corner and is now ready for prime time.

Duos Tech is very much ready for prime time and looking forward is in the best position ever, with a clear pathway in the next 12 to 24 months to achieve our strategy and achieve financial profitability.

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There are two key things investors should be watching, right now. The first is the Railway Safety Act, which is steadily making its way through Congress. If passed, this bill will call for the FRA to write regulations on the use of wayside detection systems, which includes our technology.

Since the derailment in East Palestine, Ohio, six months ago, our commercial inquiries have skyrocketed. My sense is that regardless of whether this bill passes or not, Duos will benefit from the renewed focus on safety across the industry.

We are currently in discussions with all the Class 1s and many car owners and shippers about how they can benefit from our railcar inspection portal. We have had the opportunity to highlight our technology and benefits to the FRA, Transport Canada and the heads of key labor unions. Everyone who sees the technology understands it is the way of the future.

The second thing investors should watch is the artificial intelligence revolution. AI has been a hot topic for several years, but even more so in the last six months. The rail industry is certainly implementing AI, throughout its operations. In this regard, Duos' has made significant advances in the development of our AI.

We believe our AI portfolio of over 40 use cases that directly correlate to FRA and AAR defects has already prevented many derailments, improved safety, and the system is now being used by at least two of our major railroad customers to support regulatory waivers or waiver applications.

There are certainly other pureplay AI or machine vision companies assisting the rail sector, but none of them provide a turnkey solution like Duos, where we integrate all aspects of hardware, software, IT and AI making it the most technologically advanced and reliable machine vision AI wayside detection system in the field.

I want to remind everyone what our strategy is. In the rail industry, we are expanding our current customer base and Class 1, short line, and passenger rail. More importantly, we have initiated our subscription business, closing our first subscription customer earlier this year, and have car owners and shippers that I expect to close in the coming quarters.

To accelerate expanding to the subscription business, we are in discussions with our current customers to buy back existing portals. Looking ahead, we have identified the first 10 new subscription portal locations. With this we have mapped out a plan to grow to a network of 40 to 50 portals with multiple subscribers each, in the coming 18 to 36 months.

We have also begun to address the multiple international inquiries that have been coming in. There is particular interest for a portal solution in European passenger rail sector, for example.

Our business platform and technology are ready to scale more rapidly, if necessary, in response to the Railway Safety Act and AI revolution.

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Lastly, we expect to roll out a technical update of our truck inspection portal in FY 2024 and reengage in the trucking and intermodal industry where we have previous experience.

We've also strengthened our strategic partnerships with Dell Computers and NVIDIA. By integrating technology from Dell, NVIDIA and other industry leaders with our proprietary knowhow, we recently ran a test for acquiring and processing information at the edge. Our results show that we acquired and processed 85 gigabytes of data per second, simulating a train at 125 miles per hour.

To put this in simple terms, 85 gigabytes per second will fill up your personal laptop in approximately four seconds. The test validated our ability to scan a train at high speed and transmit important safety data in less than 60 seconds. For those familiar with wayside detection alerts, sending immediate defect information to a train operator and or dispatcher is critical to avoiding a derailment.

One final comment before turning it over to Andrew for the financials. As you know, Mr. Ed Harris, a 40 year railroad veteran, left our Board of Directors when he became the Chief Operating Officer at Canadian National Railroad, some months ago. I am pleased to announce that Mr. Frank Lonegro has recently joined our Board to backfill that director position.

Frank is a 30 year railroad veteran with leadership roles in finance, law, technology and operations, having enjoyed a distinguished career at CSX. Frank currently serves as a Chief Financial Officer for Beacon Roofing Supply, a Fortune 500 company.

Frank brings decades of leadership experience in key areas of transportation and industrial sectors, including rail operations and safety technology, strategic planning and financial and regulatory stewardship, all of which are vital to our strategy, going forward.

With that, I'll turn it over to Andrew to cover the financials, after which I'll address some more of the news on our subscription offering and discuss our risk areas. Andrew.

Andrew Murphy

Thank you, Chuck. I'll now briefly walk through our second quarter results before expanding on my view of the business.

Total revenue for Q2 2023 decreased 51% to $1.77 million, compared to $3.62 million in the second quarter of 2022. Total revenue for Q2 2023 represents an aggregate of approximately $870,000 of technology systems revenue and approximately $900,000 in recurring services and consulting revenue.

For the first six months of 2023, total revenue decreased 13% to $4.41 million, from $5.06 million in the same period last year. Total revenue for the first six months of 2023 represents an aggregate of approximately $2.7 million of technology systems revenue and approximately $1.72 million in recurring services and consulting revenue.

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The decrease in total revenue for both periods was driven by the certain external site factors of the customer that have delayed delivery of two high speed rail inspection portals.

Growth in the services portion of revenues was driven by the successful completion of two freight RIP railcar inspection portals earlier this year, as well as the deployment of additional artificial intelligence detections and represents services and support for those detections.

Cost of revenues for Q2 2023, decreased 33% to $1.56 million, compared to $2.33 million for Q2 2022, following a similar trend with revenue. The declining cost of revenues was mainly attributable to the company bearing the initial cost of procurement and allocation material for two high speed RIPs for a transit customer in Q2 2022, without related spend in Q2 2023.

The marginal increase in cost of revenues from services and consulting was attributed to higher labor costs, as well as cost associated with two new portals coming online during early 2023, as opposed to the corresponding period in 2022.

For the first six months of 2023, cost of revenues increased 3% to $3.67 million from $3.55 million in the same period, last year. The cost of revenues were largely flat on a year-over-year basis, largely due to timing of projects.

Gross margin for Q2 2023, decreased at 83% to $212,000, compared to $1.28 million for Q2 2022.

For the first six months of 2023, gross margin decreased 50% to $749,000 from $1.5 million in the same period, last year. The decrease in gross margin was driven by the timing delays of business activity in Q2 '23 related to the manufacturing delivery of two high speed transit focused RIPs for one customer.

Operating expenses for Q2 2023, increased 27% to $3.41 million, compared to $2.68 million for Q2 2022.

Sales and marketing costs saw only marginal decreases while research and development expenses increased slightly.

The largest increase was observed in general and administrative costs, which can primarily be attributed to the timing of certain payroll related expenses that took effect in April 2023, which was a variance with the same period a year ago, largely due to timing.

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Overall, the company continues to focus on maintaining operating expenses, while meeting the increasing needs of its customers. For the first six months of 2023, operating expenses increased 16% to $6.1 million from $5.54 million in the same period of last year.

The company maintained its cost of sales, marketing and research and development at a consistent level, while observing a slight rise in the general and administrative costs.

Net operating loss for Q2 2023, totals $3.2 million, compared to net operating loss of $1.39 million for Q2 of 2022. For the first six months of 2023, net operating loss totaled $5.35 million, compared to a net operating loss of $4.0 million in the same period of last year.

The increase in loss from operations was primarily the results of lower revenues recorded in the second quarter as a consequence of project delays previously noted, partially offset by continued increases in services and consulting revenue.

Net loss for Q2 2023, totals $3.04 million, compared to net loss of $1.34 million for Q2 2022. For the first six months of 2023, net loss totaled $5.19 million, compared to a net loss of $3.99 million in the same period, last year. The increase in net loss was mostly attributable to the decrease in revenues as previously noted, along with growing expenses.

For the three months ended June 30, 2023 and 2022, net loss per common share was $0.42 and $0.22, respectively. And for the six months ended June 30, 2023 and 2022, net loss per common share was $0.72 and $0.70, respectively.

Now, let's discuss the balance sheet. We ended the quarter with approximately $2.45 million in cash and cash equivalents, compared to $1.1 million at December 31, 2022. We had an additional $286,000 receivables and $1.54 million of inventory consisting of product primarily of long lead items for two pending RIP installations.

Subsequent to the quarter end, the company raised gross proceeds of $5 million from the sale of Series F convertible preferred stock in early August of 2023 with an investor and an at the market offering equivalent to $6.20 per share.

As a result of these transactions, the company currently has approximately $5 million in cash and cash equivalents--excuse me, the company has approximately $6 million in cash and cash equivalents.

In summary, our cash position is strong and we are adequately capitalized to execute our current plans. Duos has been fortunate to have the support of our long term shareholders as evidenced with our most recent capital infusion, who also see a bright future for Duos on the horizon, and we appreciate their continued support as we implement our subscription platform.

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I'd now like to provide an update on our financial projections. At the end of the second quarter, our contracts in backlog represented approximately $7.8 million in revenue, of which approximately $3 million to $5 million is expected to be recognized during the remainder of 2023, and the balance of the contract backlog is comprised of multi-year services and software agreements, as well as project revenues spanning into fiscal year 2024.

Based on these committed contracts and visibility to near term pending orders that are expected to be executed throughout the course of 2023, as well as the planned expansion of our subscription business model and other contributing factors, we are reiterating our previously stated revenue expectations for the fiscal year ended December 31, 2023.

We expect total revenue for 2023 to range between $20 million and $21 million, representing a 33% to 40% increase, compared to 2022. We expect the improvement in operating results to be reflected over the course of the full year in 2023.

As a result of timing and other factors, we expect revenues in the third quarter to moderately increase, compared to the second quarter of 2023, before ramping up significantly in the fourth quarter and into 2024.

I'd now like to touch on my outlook for Duos. As our long term shareholders know, Duos typically transitions between periods of growth interspersed with pauses as new contracts begin the execution cycle. In fact, in Duos' history, the company typically has operated in an 18 to 24 month cycle with the quarterly and annual results reflecting reality of that cycle for CapEx oriented sales.

Duos has studied the value proposition of the RIP product, whereby the data delivered across time provides significant returns to users, well beyond the initial CapEx point of sale.

To improve the revenue profile of the company and refocus it with the value delivered via the RIP solution late last year, the company undertook a transition of its core business to a recurring revenue model. We are now beginning the execution phase of that transition cycle. This is a major positive step for Duos’ long term horizon, but does bring challenges as the company balances demonstrable short term revenue growth, while not mortgaging its future.

As we indicated earlier this year, 2023 is a year of transition for Duos. My assessment of our progress is that we are on track to complete the transition by the end of 2023 through a series of commercial successes and the execution of several strategic initiatives underway, but still expect to turn in a revenue performance that will provide year-over-year growth.

As Chuck mentioned, we remain encouraged by the commercial opportunities that have begun to present themselves, though we understand that increased revenues and profitability must remain top of mind. As previously noted, the primary challenge we anticipate is timing of contracts and revenue recognition.

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As such, we saw a slowdown in the second quarter due to delays by customers, which we expect to moderately improve in the third quarter before picking up again later this year.

We are, proactively, managing this with contract modifications across current customers, as well as other commercial operators. And currently, we do not anticipate a change to our financial guidance for the year. We anticipate in the near term announcing additional commercial and strategic successes, which will contribute to our 2023 results and increase our backlog for 2024, and beyond.

This concludes my financial commentary. I'll now pass the call back over to Chuck.

Chuck Ferry

Thanks, Andrew.

As we have discussed on this call and during previous ones, expanding from a CapEx only business to a heavier mix of subscription is critical for the long term, but there are short term pressures on revenue and risk of timing. As such, let's discuss the subscription strategy and progress made implemented.

In July, we implemented our first subscription services agreement with a passenger rail - passenger transit operator. The agreement, renewable annually, is initially valued at $300,000 per year and encompasses customer training, installation and railcar data services across three existing Class 1 portals.

This is important because this customer is very thoughtfully planning and testing ,while they will use the safety data from our solution to improve overall operating schema. This is in preparation for when they expect to further expand the use of portals and a combination of CapEx and subscription formats.

We are currently awaiting a decision award with a short line rail operator to install subscription portal in the Southeastern United States, later this year. This multi-year deal will allow for multiple subscribers and includes a partnership where Duos can validate new technology in a live portal. We're also awaiting notice from existing Class 1 customers for additional portals as part of their FY '24 capital budgets, which are being formulated at this time.

We are currently working with a number of car owners and shippers who have expressed strong interest in subscriptions to assist them in the best ways to incorporate the data into their operations.

On the surface, car owners and shippers may seem the same but, in reality, each has its own operational challenges, and we are finding our subscription offering is very flexible in providing what they need now and capable of expanding in the future.

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As I've mentioned previously, we are in discussions with our current customers to buy back existing portals and then operate them as a turnkey solution with multiple subscribers on each portal. If successful, this will accelerate our subscription plan.

At the same time, we have identified the next ten subscription portal locations based on a corridor and key interchange point strategy that our veteran railroaders have crafted, and we are in discussions with the owners of those right of way locations, at this time. While we advance our subscription plan, it may require some near term decision to invest in subscription portals, while foregoing opportunities to sell CapEx portals.

The opportunity with Southeastern and Shortline railroad I mentioned above is an example of that. The decision to forego projects that could be near term CapEx opportunities that would provide more immediate revenue results versus taking a five to 10 year opportunity with far greater revenue potential via a subscription portal is what we're really thinking about.

Ultimately, we know that a business based primarily on revenue--on recurring revenue with better margins is a pathway to profitability because it allows us to add multiple subscribers at each portal, thus increasing the total revenue that can be achieved from a single installation.

Other benefits of the expansion into subscription include allowing Duos to make technological updates at our pace, which is often faster than our conversion cycle under the CapEx format.

Those updates will benefit not just one customer at their own portal but everyone who has access to a subscription, allowing Duos to make the investment to build out a portal network so that the initial CapEx outlay can be eliminated as a challenging cost hurdle for the rail operators, car owners or shippers.

Building a technology roadmap for our customers allowing them to access our full portfolio, thereby allowing the greatest number of customers to improve the safety of their operations and the maintenance of their cars.

So, let's discuss risks. As Andrew mentioned earlier, Duos and its current CapEx weighted revenues format makes quarter-to-quarter consistency challenging. As an example, we have experienced project delays beyond our control with our largest passenger customer.

However, the good news is that this is offset by contract modifications that have added 40% of contract value, which is worth more than $4 million of additional revenue for this project.

Rather, you should look at us over a longer period and consider the potential upside given a successful transition to our subscription model. Near term, we'll continue to thoughtfully take risks and pursuing subscription opportunities versus CapEx. However, we will have a blend of both for at least the next several years.

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I'm certainly no stranger to risk management, so you can bet we are, proactively, working on plans to mitigate this timing risk. And so I'm reaffirming our guidance for FY '23, at this time.

In closing, between pending government legislation, skyrocketing interest in AI and a commercial demand across the rail industry we're seeing as a result, we believe we are entering a unique inflection point with the right technology at the right time. Duos remains in its strongest position ever, and we look forward to capitalizing on our opportunities ahead.

And with that, we're ready to open the call for your questions. So, Operator, if you would please provide the appropriate instructions.

Operator

Thank you. At this time, we will be conducting a question-and-answer session. If you would like to ask a question, please press “*”, “1” on your telephone keypad. A Confirmation tone will indicate your line is in the question queue. You may press “*”, “2” if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the star keys.

One moment, please, while we poll for questions.

Our first question comes from Mike Latimore with Northland Capital. Please proceed with your question.

Aditya Dagaonkar

Hi, this is Aditya on behalf of Mike Latimore. Could you give some color on what would be the revenue mix between services and systems revenue for this year?

Chuck Ferry

Yeah, this is Chuck. Thanks for the question. I'll kind of start this out. I think, one of the--when we start with this question, this is kind of, how do we feel about the rest of the year. And then I'll let Andrew kind of talk about what that mix looks like. I would say look, basically, we have a plan to meet our 2023 guidance through a mix of existing contract mods and the installation of at least two more portals, by the end of the year.

And I would note that we already have about $1.5 million worth of the long lead items on hand for these two portals, and we’re in active discussions with several customers who want them, before year end.

And I'll turn it over to Andrew to maybe talk about what that mix looks like.

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Andrew Murphy

Sure, I think to Chuck's point, we will still have a very heavy CapEx focus in the second half of the year. However, right now, we are undertaking several strategic initiatives that have allowed Duos to very quickly phase into the subscription program.

And so, I think while it may not be a significant or meaningful amount of overall revenue by the end of this year, I expect we're going to establish a large recurring base for future years for our subscription program.

So I think in 2022, we had an 80%-20% split between CapEx and recurring revenues. We anticipate that that will grow, especially in the latter half of 2023, but we expect some of those results to bear more fruit going into 2024.

Aditya Dagaonkar

All right. And could you also give some more color on the portal cashless buyback?

Chuck Ferry

Yeah, we'll talk about it in concept just because we're in discussions at this point and certainly those are sensitive and we will not talk about the customers, themselves. But basically, the concept is that look, we have customers that have purchased portal, existing portals. And obviously, we provide services and maintenance and software licensing for those on a recurring basis.

The concept is that they would return ownership of those portals to us. We would then own and operate and basically run them as a turnkey solution to them. Part of that would include providing technology updates for them, in some cases, introducing new subsystems that are being developed, right now. And basically, then being able to more rapidly respond to those sorts of things.

The concept, though, is that we would basically provide services for that base customer, if you will, with services in kind for the next few years to basically pay down the buyback price. So this has been very favorably--very favorably received. And we're in active discussions. And I'm hopeful to be able to, announce maybe in the next few months success with that, which will accelerate our subscription efforts.

Aditya Dagaonkar

All right. Thank you.

Operator

As a reminder, if you would like to ask a question, please press “*”, “1” on your telephone keypad. One moment, please, while we pull for questions.

Our next question comes from Ed Woo with Ascendiant Capital Markets. Please proceed with your question.

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Edward Woo

Yeah, thank you very much for taking my question. My question is very, on a very general topic- AI. You guys been, obviously, using it in your technology for a long time; it's getting a lot of buzz. But can you just quickly talk about how you guys are able to advance it and make your product even better so that everybody kind of knows your involvement with it? Thank you.

Chuck Ferry

Yeah, so, we've talked to both of this format, and others. We are currently right now in the machine vision, wayside detection area. Duos is the only company that does--that performs, basically, all of the necessary tasks to produce good AI.

And by that, I mean our solution, we control the proprietary aspects of all the hardware, software, IT and artificial intelligence. There are other--there are some Class 1 customers and others out there that are using some other machine vision technology from competitors. What they are having to use third-party AI providers.

So, what they're having to do is they're basically -- they're not in control of all aspects of the AI. This is very, very important, because in this machine vision AI for moving railcars, any small slight changes that you make in the hardware, the software, the IT and the AI will offset and cause the AI to not perform very well. And so, and this is feedback we're getting from some of the Class 1 operators that use our competitors’ equipment.

So, the big difference and advances for us is that we still perform it all in-house. We have a very experienced team that also includes mechanical car inspectors in our AI development team. It's not a very large team, but it's a very, it's a very talented team.

And the other key aspect is our current customers participate and provide excellent information and data points for us to make sure that the AI that we develop is meaningful. It's focused on things that cause derailments, and it's directly correlated to FRA and AAR mandated inspection points. I hope that answers your question.

Edward Woo

Yes, thank you very much. And I wish you guys, good luck. Thank you.

Chuck Ferry

We appreciate it. Thank you. We will wait for the next question. Go ahead.

Operator

Okay. Management will now take select listeners’ submitted questions?

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Chuck Ferry

Yes. Thank you. So, we've had a couple of questions kind of come in, over the last week or so. One of the questions that we have right now is, the question is, do you expect the recent derailments to drive more sales in the next 12 months?

You know, look, the rail industry, Duos Tech included and all of our current customers' safety is absolutely paramount and first and foremost and front and center for the entire industry. I would say that, since the East Palestine events made us certainly put a lot more focus and emphasis on rail safety, there's considerable efforts in Congress, right now, to pass the bill.

Congress, of course, is in recess right now, but we have been told when they come out of recess, certainly the Senate will hear the bill on the floor during the month of September. But I think even regardless of that, you're going to see a drive to adopt more technology like ours on a go forward basis.

I think now that the FRA and Transport Canada, as well as some of the labor unions, have gotten more familiar with our technology and others like it. I think they're starting to get more comfortable with it, and the pace is going to pick up, regardless. So, we never want to see more derailments, but I think it's certainly going to be our focus on a go forward basis.

Another question we have here is, and I think I'll let Andrew take this one is, what does success look like for the business here over the next couple of quarters?

Andrew Murphy

Yeah, that's a great question. I think success for us looks like a combination of CapEx sales, as we mentioned in the earnings call, which will continue over the next several years and just continuing to be a core component of our business. But an expansion of our offerings with our existing customers, but really a continued focus on our recurring revenues.

While CapEx is certainly valuable to us and helps in terms of the near term revenue recognition and will continue to be a part of that offering, the company really wants to continue to focus on that recurring revenue, with a target to grow recurring revenues to 50 plus percent of annual revenue or more. While this won't happen overnight, we do believe we are laying the groundwork with strategic initiatives in 2023.

As we talked about earlier, in 2022, our recurring revenues, without subscription customers, was approximately 20% of our total revenue and we believe we can grow that figure out, significantly.

Coupled with that, we will also be able to achieve a sustainable breakeven on both cash flow and net profit, as we phase into subscription model.

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Chuck Ferry

Yeah, I'll do one more here and then we'll turn it back over if there's any more questions. But this question came in, again, asking for a bit of an update about the proposed legislation that's making its way through Congress, the Railway Safety Act. And what's the likelihood of the FRA mandating automated inspections?

I just want to remind our investors and those who will read the transcripts afterwards, at this moment right now, the FRA does not currently have any regulatory authority over the use and deployment of wayside detection devices. That is largely left in the hands of the Class 1 railroads and other rail operators to employ those systems.

So, if this bill is to pass--will pass, there's a section in there that's very specific that the FRA, more importantly, the Department of Transportation Secretary will be required to within one year to write a regulation that will--write a set of regulations and standards around the use of wayside detection devices.

And it's our understanding that the wayside detection devices will not just be--it’ll be heat detection devices, impact detection devices, and also machine vision and camera detection devices.

So again, this is kind of a big deal if it does pass. But again, I think the industry is already headed this direction, anyway. And so, regardless of the bill, our strategy remains solid, regardless whether it passes or not.

So, operator, I'll turn it over to you. If we have more questions, we'll take them, but if not, we'll turn it back over to you for closing statements.

Operator

At this time, this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Ferry for his closing remarks.

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Chuck Ferry

Thank you, Operator, and thank you, everybody, for joining. Again, I also very much appreciate our shareholders, our current shareholders, especially our long-term shareholders who have been very, very supportive of us and understand the potential that we have and what this new model means for us in terms of value.

So, thank you everybody for attending, and I'll turn it back over to our moderator to complete the call.

Operator

Before we conclude today's call, I would like to provide Duos' Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group actual results to differ, materially, from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to those described in the item 1A in Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference and other factors, as may periodically be described in Duos’ filing with the SEC.

Thank you for joining us today for Duos Technologies Group second quarter 2023 conference call. You may now disconnect.

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